Exhibit 17.1

To: First Capital Investment Corporation:

This email is to serve as official notice of my resignation as Chairman of the Board & Audit Committee Chair for First Capital Investment Corporation. I can no longer continue to serve our shareholders as my major disagreements with management have finally reached a boiling point and I can not take any more of this. My major disagreements with management are twofold.

First, there has been a complete and total lack of transparency between management and the board regarding what credits management was investing in and why. After our board approved the $3,000,000 investment in First Capital Retail communication to the board basically stopped. Our board had no knowledge of the other 6 investments that were made and why they were made and what was the investment thesis for those loans. The first time we learned of them was when we were informed that they are all in some form of default, weather actual or technical and our shareholders are looking at potential massive write downs of these underperforming assets. This board is still awaiting documentation (that I asked for as Board Chair) of investment memorandums and investment committee minutes including approval by who on the investment committee regarding all of these deals. In addition this board has never received any on going surveillance or updates on any those these investments after the investments were made. As a board we should not be kept in the dark by management and the advisor and because of this complete and total lack of transparency, and questionable if any investment approval process I am resigning.

My second major disagreement with management revolves around their proposed solution to this problem. It shows a complete and total lack of understanding of what it means to operate a company in the 40’ Act space. In the 40’ Act world when management and the advisors so grossly underperforms for our shareholders, as witnessed by the almost complete collapse of every investment the advisor has made, that advisor get fired and the board begins the exhaustive and comprehensive national search for a new advisor. That didn’t happen at FCIC. Instead the advisor is recommending and pushing through a plan that does nothing for our shareholders while it lines the advisors pocket as they walk away from this company. Our shareholders watched their wealth get destroyed while the advisor who allowed all of this to happen gets a big payday. That is just wrong. And to make matters even worse management wants to narrow the focus of this company to be a Healthcare BDC not the multi-sector BDC that all of our investors thought they were investing in. Why would any of our investors what to take on additional risk at this time by only investing in the healthcare sector? It limits your upside and provides a tremendous downside risk if that sector underperforms because there is nowhere else for you to go. I am taking off my board hat now and putting on my shareholder hat. I am a major shareholder in this company and I didn’t invest in a healthcare focused BDC. I don’t want a healthcare BDC!

It was these two major disagreements with management that led me to my decision to resign. While it may be confusing for some of our shareholders to completely understand what is happening perhaps this analogy might help them to understand what is going on. It would be like getting divorce from your spouse because they destroyed 80% of your retirement savings by spending it on having an affair. (Similar to the wealth destruction of the advisor here by investing in bad investments). Now your spouse instead of just walking away comes up with a new plan. Your spouse says why don’t you give me that remaining 20% that I didn’t destroy in the retirement savings you have and I will pick the new spouse for you. In other words you divorce me and I get to tell you who to marry and you pay me for it. And better yet, even though you know I don’t like anyone with red hair you inform me that I now have to marry someone with red hair. That is how silly this is! You would never agree to that, however, that is exactly what is going on here. The advisor instead of getting fired (divorced) comes up with a plan to find a new advisor (finding us a new spouse) and then wants paid for this transaction all the while our investors are underwater and have yet to receive a dividend. As the final icing on the cake the advisor tells us that they have decided to turn this into a healthcare BDC (the same as giving us that red haired spouse that we didn’t want).

While I am stepping down as a board member, I am stepping up as a shareholder. I will be watching what you do very closely. The job of this board is to protect the shareholders and not to figure out a plan to help the advisor get paid after they destroyed the wealth of our shareholders.

Respectfully submitted,

Dr. Bob Froehlich

Board Chair, Audit Chair & Major Shareholder